Exhibit 10.22

[**] Confidential portions omitted and filed separately with the Securities and Exchange Commission.

ASSIGNMENT AND EXCLUSIVE CROSS-LICENSE AGREEMENT

THIS ASSIGNMENT AND EXCLUSIVE CROSS-LICENSE AGREEMENT (the “Agreement”) is entered into as of June 2, 2012 (the “Effective Date”) by and between AEGEA BIOTECHNOLOGIES, a California corporation, with an address of 15638 Boulder Mountain Road, Poway, California 92064 (“Aegea”), and BIOCEPT, INC., a Delaware corporation, with an address of 5810 Nancy Ridge Drive, San Diego, California 92121 (“Biocept”).

WHEREAS, Aegea, Biocept and Dr. Lyle Arnold (the “Inventor”) are parties to that certain binding letter of intent dated May 2, 2012 (the “LOI”), pursuant to which, among other things:

(a) each of Aegea and Biocept assigned to the other party an undivided joint ownership interest in and to specified inventions and related patent rights;

(b) the parties agreed to file specified patent applications claiming such inventions; and

(c) the parties granted exclusive cross-licenses to each other with respect to the foregoing; and

WHEREAS, as contemplated by the LOI, the parties now wish to enter into a definitive agreement memorializing the terms of the LOI and setting forth other reasonable and customary terms and conditions.

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS

1.1 “Aegea Field” shall mean all applications, including all research use applications, and sample types outside of the Biocept Field.

1.2 “Aegea Inventions” shall mean the inventions described in the Inventor’s invention disclosures identified in Exhibit A hereto.

1.3 “Affiliate” shall mean, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding definition, “control” shall mean beneficial ownership of more than 50% of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

1.4 “Biocept Field” shall mean (a) oncology clinical testing and oncology diagnostics (including both laboratory developed tests and in vitro diagnostic tests as applied to the oncology field), and (b) oncology basic and clinical research that is performed (i) internally by Biocept, (ii) as a service offered by Biocept, or (iii) in a bona fide collaboration between Biocept and one or more third parties (each, a “Collaborator”), provided that such collaboration is not solely or primarily directed to providing research reagents or research technologies to such Collaborator(s), and does not involve the sale or re-sale of research reagents covered by the Joint Patents, or the licensing of technologies for research applications covered by the Joint Patents, by any Collaborator to third parties; in each case, where the sample types tested are tissue, whole blood, bone marrow, CSF or derivatives of any of the foregoing.

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1.5 “Biocept Inventions” shall mean the inventions claimed or disclosed in the Biocept Provisional Application.

1.6 “Biocept Provisional Application” shall mean U.S. provisional patent application no. 61/482,576.

1.7 “Group A Application” shall mean PCT patent application no. PCT/US2012/036678, titled “Methods for Detecting Nucleic Acid Sequence Variants,” filed May 4, 2012.

1.8 “Group A Inventions” shall mean, collectively: (a) the Biocept Inventions; and (b) those Aegea Inventions described in the Inventor’s invention disclosures identified in items 4, 6 and 7 of Exhibit A hereto.

1.9 “Group A Patents” shall mean: (a) the Biocept Provisional Application; (b) the Group A Application; and (c) all Patents that claim priority to the Biocept Provisional Application or the Group A Application or that claim or disclose any Group A Invention(s), whether now existing or hereafter filed.

1.10 “Group B Application” shall have the meaning provided in Section 4.1(b).

1.11 “Group B Inventions” shall mean, collectively, those Aegea Inventions described in the Inventor’s invention disclosures identified in items 1, 2, 3 and 5 of Exhibit A hereto.

1.12 “Group B Patents” shall mean: (a) the Group B Application; and (b) all Patents that claim priority to the Group B Application or that claim or disclose any Group B Invention(s), whether now existing or hereafter filed.

1.13 “Inventions” shall mean, collectively, the Group A Inventions and the Group B Inventions.

1.14 “Joint Patents” shall mean the Group A Patents and the Group B Patents.

1.15 “Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisionals, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

1.16 “Third Party” shall mean any entity other than Biocept or Aegea or an Affiliate of Biocept or Aegea.

1.17 “Valid Claim” shall mean (a) a claim of an issued and unexpired patent within the Joint Patents, or a supplementary protection certificate thereof, which has not been held permanently revoked, unenforceable or invalid by a decision of a court, patent office or other

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forum of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending patent application within the Joint Patents that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing.

2.	ASSIGNMENTS

2.1 Confirmation of Assignments. The parties confirm their agreement under the LOI that Aegea and Biocept shall jointly own, in undivided shares, the Joint Patents and the Inventions, and reaffirm the following assignments made pursuant to the LOI and effective as of May 2, 2012:

(a) the Inventor assigned to Aegea all of the Inventor’s right, title and interest in and to the Aegea Inventions, including, without limitation, all Patents and other intellectual property rights therein;

(b) Aegea assigned to Biocept an undivided joint ownership interest in and to the Aegea Inventions, including, without limitation, all Patents and other intellectual property rights therein; and

(c) Biocept assigned to Aegea an undivided joint ownership interest in and to the Biocept Provisional Application and the Biocept Inventions, including, without limitation, all Patent and other intellectual property rights therein.

2.2 Further Actions. Each of the parties agrees to execute, verify and deliver such assignments or other instruments, and to take such actions, as are necessary to effect, perfect or record the foregoing assignments or Aegea’s and Biocept’s joint ownership, in equal undivided shares, of the Inventions and the Joint Patents.

3.	CROSS-LICENSES

3.1 License Grant by Biocept to Aegea. Subject to the terms and conditions of this Agreement, Biocept hereby grants to Aegea an exclusive (even as to Biocept), worldwide, royalty-free, fully-paid, irrevocable and perpetual license, including the right to sublicense through multiple tiers, under Biocept’s interest in the Joint Patents and the Inventions for all applications in the Aegea Field, including to make, have made, use, sell, have sold, offer for sale, and import products in the Aegea Field and to develop, sell, have sold, offer for sale, perform and provide services in the Aegea Field. Aegea shall be free to grant sublicenses under the foregoing license, and to grant licenses under Aegea’s interest in the Joint Patents, throughout the world, in each case without Biocept’s consent and without accounting to Biocept.

3.2 License Grant by Aegea to Biocept. Subject to the terms and conditions of this Agreement, Aegea hereby grants to Biocept an exclusive (even as to Aegea), worldwide, royalty-free, fully-paid, irrevocable and perpetual license, including the right to sublicense through multiple tiers, under Aegea’s interest in the Joint Patents and the Inventions for all applications in the Biocept Field, including to make, have made, use, sell, have sold, offer for sale, and import products in the Biocept Field and to develop, sell, have sold, offer for sale, perform and provide services in the Biocept Field. Biocept shall be free to grant sublicenses under the foregoing license, and to grant licenses under Biocept’s interest in the Joint Patents, throughout the world, in each case without Aegea’s consent and without accounting to Aegea.

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3.3 Section 365(n) of Bankruptcy Code. The licenses granted by the parties pursuant to Sections 3.1 and 3.2 are, and will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party under the U.S. Bankruptcy Code, the other party, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

3.4 No Implied Licenses. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights and licenses expressly granted in this Agreement.

4.	INTELLECTUAL PROPERTY

4.1 Patent Prosecution and Maintenance.

(a) Group A Patents. Biocept shall have primary responsibility for preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Group A Patents, using outside patent counsel mutually acceptable to the parties.

(b) Group B Patents. Prior to March 15, 2013, as appropriate, the parties shall file or cause to be filed one or more U.S. non-provisional patent applications, PCT patent applications, U.S. provisional patent applications and/or utility patent applications (as agreed by the parties) claiming the Group B Inventions (the “Group B Application”). Aegea shall have primary responsibility for preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Group B Patents, using outside patent counsel mutually acceptable to the parties.

(c) Generally. Aegea and Biocept shall share equally (50%/50%) the reasonable and documented fees and costs of preparation, filing, prosecution and maintenance of the Joint Patents, including any interferences, reissue proceedings and re-examinations. The calculation of the fees and costs incurred by each party and the determination of the amount one party may owe the other shall occur annually by January 15th of each year for the preceding year, starting on January 15, 2014. Each party shall keep the other party reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Joint Patents for which such party (the “First Party”) has primary responsibility, and shall consult with, and consider in good faith the requests and suggestions of, the other party (the “Second Party”) with respect to strategies for filing and prosecuting Joint Patents worldwide. Neither party shall abandon or cease prosecution or maintenance of any Joint Patent in the United States, the European Patent Organization, Canada, Australia, Japan and China, except by specific written notice of such intent to the other party. Further, if the First Party desires to abandon or cease prosecution or maintenance of any Joint Patent in any country, the First Party shall provide reasonable prior written notice to the Second Party of such intention to abandon (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office). In such case, the Second Party may, in its sole discretion, elect to continue prosecution or maintenance of such Joint Patent, at its sole expense, and the First Party shall assign its rights to that Joint Patent to the Second Party. Similarly, if the Second Party desires to cease paying its 50% share of prosecution and maintenance costs for any Joint Patent in any country, the Second Party shall provide 30 days’ prior written notice thereof to the First Party. In such case,

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the Second Party shall remain responsible for its 50% share of prosecution and maintenance incurred during such 30-day notice period and shall assign its rights to that Joint Patent to the First Party.

4.2 Cooperation. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Joint Patents under Section 4.1 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the ownership of Inventions and Joint Patents set forth in Section 2.1, and to enable the other party to apply for and to prosecute patent applications within the Joint Patents in any country as provided in Section 4.1; and (b) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

4.3 Patent Enforcement.

(a) Notice. In the event that either Biocept or Aegea becomes aware of any infringement or threatened infringement by a Third Party of any Joint Patent, it shall promptly notify the other party in writing to that effect.

(b) Biocept Field. Subject to Section 4.3(d), Biocept shall have the sole right to bring and control any action or proceeding with respect to infringement of any Joint Patent in the Biocept Field, at its own expense and by counsel of its own choice.

(c) Aegea Field. Subject to Section 4.3(d), Aegea shall have the sole right to bring and control any action or proceeding with respect to infringement of any Joint Patent in the Aegea Field, at its own expense and by counsel of its own choice.

(d) Both Fields. With respect to infringing activity(ies) by a Third Party in both the Biocept Field and the Aegea Field, each party shall have the sole right to bring and control any action or proceeding to enforce the applicable Joint Patent(s) against such Third Party in its respective Field as set forth in Sections 4.3(b) and 4.3(c). Alternatively, the parties may agree to work together, determining who shall bring and control any action or proceeding on behalf of the parties, how expenses and recoveries shall be shared, and which counsel shall be used to represent the parties, taking into account the magnitude of harm suffered by each party.

(e) Cooperation; Award. In the event a party brings an infringement action in accordance with this Section 4.3, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall enter into any settlement or compromise of any action under this Section 4.3 which would in any manner alter, diminish, or be in derogation of the other party’s rights under this Agreement without the prior written consent of such other party, which shall not be unreasonably withheld. Except as otherwise agreed by the parties as part of any cost-sharing arrangement, any recovery realized by a party as a result of any action or proceeding pursuant to this Section 4.3, whether by way of settlement or otherwise, after reimbursement of any litigation expenses of the parties, shall be retained by the party that brought and controlled such action for purposes of this Agreement.

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4.4 Third Party Infringement Claims. Each party shall promptly notify the other in writing of any allegation by a Third Party that the practice of the Inventions infringes or may infringe the intellectual property rights of such Third Party. A party shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by such party’s activities at its own expense and by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 4.4 relating to the Joint Patents in a manner that diminishes the rights or interests of the other party without the consent of such other party (which shall not be unreasonably withheld).

5.	CONFIDENTIALITY

5.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for five years thereafter, such party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any information relating to the Inventions or the Joint Patents (collectively, “Confidential Information”). Each party may use Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party shall promptly notify the other party upon discovery of any unauthorized use or disclosure of the Confidential Information.

5.2 Exceptions. Confidential Information shall not include any information which is now, or hereafter becomes, through no breach of this Agreement by either party, generally known or available.

5.3 Authorized Disclosure. Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Joint Patents as permitted by this Agreement;

(b) exercising the license granted to such party hereunder;

(c) enforcing such party’s rights under this Agreement;

(d) prosecuting or defending litigation as permitted by this Agreement;

(e) complying with applicable court orders or governmental regulations;

(f) disclosure to Affiliates, licensees and sublicensees, potential licensees and sublicensees, contractors, employees and consultants, in each case, only as necessary for such party to exercise its rights or perform its obligations under this Agreement and on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement; and

(g) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable confidentiality and non-use obligations.

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Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 5.3(d) or Section 5.3(e), it shall give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.	REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party that: (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (c) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

6.3 Limitation of Liability. Except in the case of breach of Article 5, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 6.3 shall not be construed to limit either party’s indemnification obligations under Article 7.

7.	INDEMNIFICATION

7.1 Indemnification by Aegea. Aegea hereby agrees to save, defend, indemnify and hold harmless Biocept, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Biocept Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Biocept Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Aegea Indemnitee (defined below); (b) the breach by Aegea of any warranty, representation, covenant or agreement made by Aegea in this Agreement; or (c) the practice by Aegea, its Affiliates, licensees or sublicensees of the license granted to Aegea hereunder; in each case, except to the extent such Losses result from the gross negligence or willful misconduct of any Biocept Indemnitee or the breach by Biocept of any warranty, representation, covenant or agreement made by Biocept in this Agreement.

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7.2 Indemnification by Biocept. Biocept hereby agrees to save, defend, indemnify and hold harmless Aegea, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Aegea Indemnitees”) from and against any and all Losses to which any Aegea Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Biocept Indemnitee; (b) the breach by Biocept of any warranty, representation, covenant or agreement made by Biocept in this Agreement; or (c) the practice by Biocept, its Affiliates, licensees or sublicensees of the license granted to Biocept hereunder; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Aegea Indemnitee or the breach by Aegea of any warranty, representation, covenant or agreement made by Aegea in this Agreement.

7.3 Control of Defense. In the event a party seeks indemnification under Section 7.1 or 7.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after such party (the “Indemnified Party”) receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 7.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party; in each case, without the prior written consent of the Indemnified Party.

7.4 Insurance. Each party, at its own expense, shall maintain: (a) comprehensive general liability insurance, including broad form and contractual liability; (b) and product liability and completed operations/clinical trial and other appropriate insurance, in commercially reasonable amounts in light of such party’s activities at a particular time under this Agreement during the Term. Each party shall provide a certificate of insurance evidencing such coverage to the other party upon request.

8.	TERM

This Agreement shall continue in full force and effect until the expiration of the last-to-expire Valid Claim of the Joint Patents.

9.	DISPUTE RESOLUTION

9.1 Dispute Resolution. Any dispute arising under or relating to the parties’ rights and obligations under this Agreement shall be referred to the Chief Executive Officers of Aegea and Biocept for resolution. In the event such individuals are unable to resolve such dispute within 30 days of such dispute being referred to them, then, upon the written request of either party to the other party, the dispute shall be subject to arbitration in accordance with Section 9.2, except as set forth in Section 9.3 below.

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9.2 Arbitration. Subject to Section 9.3 below, any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved under Section 9.1 within the specified 30-day period shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 9.2. The arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules. The arbitration shall be held in San Diego, California. The arbitrator’s award shall include a written statement describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall, in rendering his or her decision, apply the substantive laws of the State of California, without giving effect to its conflicts of laws principles, and without giving effect to any rules or laws relating to arbitration. The arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 6.3. The award rendered by the arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the arbitrator; provided, however, that the arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the arbitrator.

9.3 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 9.2.

10.	MISCELLANEOUS PROVISIONS

10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, without regard to the conflicts of law provisions thereof.

10.2 Entire Agreement; Modification. This Agreement, including the Exhibit hereto, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the LOI. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

10.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

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10.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

10.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; or (b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein shall be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

10.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

10.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

10.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient.

If to Aegea:	Aegea Biotechnologies 15638 Boulder Mountain Road Poway, CA 92064 Attention: Lyle Arnold, Ph.D.

If to Biocept:	Biocept, Inc. 5810 Nancy Ridge Road San Diego, CA 92121 Attention: Corporate Development

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10.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

10.10 Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

AEGEA BIOTECHNOLOGIES	BIOCEPT, INC.

By: /s/ Lyle Arnold	By: /s/ David F. Hale

Name: LYLE ARNOLD	Name: David F. Hale

Title: Founder & CEO	Title: Executive Chairman

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Exhibit A

AEGEA INVENTIONS

Item	Title of Invention Disclosure	Date of Disclosure	Description of Invention
1	Whole Genome Amplification	11/09 12/09	Arnold IP. [**]

2	Whole Transcriptome Amplification	11/09 12/09	Arnold IP. [**]

3	Whole Genome Using Random Priming and T7 Amplification	12/09	Arnold IP. [**]

4	Primer Switch Amplification	10/10	Arnold IP. [**]

5	Improved Whole Genome/Whole Transcriptome Amplification	11/10	Arnold IP. [**]

6	Loop Blocker and Primer Combination for Amplification Reactions	11/10	Arnold IP. [**]

7	Switch Blockers for Selective Amplification and Detection	12/10	Arnold IP. [**]

[**] Confidential portions omitted and filed separately with the Commission.

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